Exhibit 7.04

EQUITY CONTRIBUTION AGREEMENT

EQUITY CONTRIBUTION AGREEMENT (this “Agreement”), made and entered into as of April 26, 2015 by and among Perfect Peony Holding Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and the shareholder of Perfect World Co., Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), listed on Schedule A (the “Rollover Shareholder”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, Perfect World Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, the Rollover Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such ordinary shares, par value $0.0001 per share, of the Company, including shares represented by American Depositary Shares (the “Shares”), as set forth as “Rollover Shares” opposite the Rollover Shareholder’s name on Schedule A (the “Rollover Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Rollover Shareholder desires to contribute its Rollover Shares to Parent in exchange for newly issued ordinary shares of Parent, par value $0.0001 per share (the “Parent Shares”);

WHEREAS, as a result of such contribution Parent would beneficially own approximately 16.5%1 of the total outstanding Shares and approximately 56%2 of the total voting power of the Company and as a result of such issuance the Parent Shares received by the Rollover Shareholder pursuant to the transactions contemplated herein would constitute a 100% equity ownership interest in Parent after such transactions;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholder is entering into this Agreement; and

WHEREAS, the Rollover Shareholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholder set forth in this Agreement.

1  Based on the number of issued and outstanding Shares (excluding shares issued to the ADS depositary in anticipation of the future exercise of options) as of December 31, 2014.

2  Based on the number of issued and outstanding Shares (excluding shares issued to the ADS depositary in anticipation of the future exercise of options) as of December 31, 2014.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Rollover Shareholder hereby agree as follows:

1.                                      Contribution of Rollover Shares by the Rollover Shareholder to Parent.  Upon the terms and subject to the conditions set forth herein, immediately prior to the Closing and (save as described in Section 4 below) without further action by the Rollover Shareholder, all of the Rollover Shareholder’s right, title and interest in and to the Rollover Shares shall be contributed, assigned, transferred and delivered to Parent.

2.                                      Issuance of Parent Shares.  In consideration for the contribution, assignment, transfer and delivery of the Rollover Shares to Parent pursuant to Section 1 of this Agreement, Parent shall issue Parent Shares in the name of the Rollover Shareholder in the amount set forth opposite the Rollover Shareholder’s name in Schedule A.  The Rollover Shareholder hereby acknowledges and agrees that (a) the value of the Parent Shares issued to the Rollover Shareholder is equal to (x) the total number of the Rollover Shares contributed by the Rollover Shareholder multiplied by (y) the Merger Consideration under the Merger Agreement, (b) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to the Rollover Shareholder by Parent with respect to the applicable Rollover Shares, and (c) on receipt of such Parent Shares, the Rollover Shareholder shall have no right to any other consideration with respect to the Rollover Shares contributed to Parent by the Rollover Shareholder.

3.                                      Closing.  Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Article VIII of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing), the closing of the contribution and exchange contemplated hereby (the “Contribution Closing”) shall take place immediately prior to the Closing.

4.                                      Deposit of Rollover Shares.  No later than three (3) Business Days prior to the Contribution Closing, the Rollover Shareholder and any agent of the Rollover Shareholder shall deliver or cause to be delivered to Parent, for disposition in accordance with the terms hereof, (a) duly executed instruments of transfer of the Rollover Shares to Parent or as Parent may direct in writing, in form reasonably acceptable to Parent, and (b) share certificates, if any, representing the Rollover Shares (the “Rollover Shares Documents”).  The Rollover Shares Documents shall be held by Parent or any agent authorized by Parent until the Contribution Closing.

5.                                      Irrevocable Election.

(a)                                 The execution of this Agreement by the Rollover Shareholder evidences, subject to Section 10 and the proviso in Section 12(o), the irrevocable election and agreement by the Rollover Shareholder to contribute its Rollover Shares in exchange for Parent Shares at the Contribution Closing on the terms and conditions set forth herein.  In furtherance of the foregoing, the Rollover Shareholder covenants and agrees that from the date hereof until any termination of this Agreement pursuant to Section 10, the Rollover Shareholder shall not, directly or indirectly, (i) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Rollover Shares (“Transfer”) or permit the Transfer by any of its Affiliates of an interest in any Rollover Shares, in each case, except as expressly contemplated under this Agreement or the Merger Agreement, (ii) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Rollover Shares, or any right, title or interest thereto or therein, (iii) deposit any Rollover Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Rollover Shares, (iv) take any action that could reasonably be expected to have the effect of preventing, disabling or delaying the Rollover Shareholder from performing its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv).  Any purported Transfer in violation of this paragraph shall be null and void.

(b)                                 The Rollover Shareholder covenants and agrees that the Rollover Shareholder shall promptly (and in any event within 48 hours) notify Parent of any new Shares with respect to which beneficial ownership is acquired by the Rollover Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof.  Any such Shares shall automatically become subject to the terms of this Agreement as Rollover Shares, and Schedule A shall be deemed amended accordingly.

6.                                      Representations and Warranties of the Rollover Shareholder.  In consideration of Parent accepting the Rollover Shares, except as disclosed in Schedule A, the Rollover Shareholder makes the following representations and warranties to Parent, each and all of which shall be true and correct as of the date of this Agreement and as of the Contribution Closing, and shall survive the execution and delivery of this Agreement:

(a)                                 Ownership of Shares.  The Rollover Shareholder is the beneficial owner of, and has good and valid title to, the Rollover Shares, free and clear of Encumbrances other than as created by this Agreement.  The Rollover Shareholder has sole voting power, sole power of disposition, sole power to demand dissenter’s rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands and the terms of this Agreement.  As of the date hereof, other than the Rollover Shares and other securities issuable pursuant to the Company’s share incentive plans, the Rollover Shareholder does not own, beneficially or of record, any securities of the Company and any direct or indirect interest in any such securities (including by way of derivative securities).  The Rollover Shares are not subject to any voting trust agreement or other Contract to which the Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement.  The Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Rollover Shares, except as contemplated by this Agreement.

(b)                                 Organization, Standing and Authority.  The Rollover Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, with no limitations, qualifications or restrictions on such power, subject to applicable securities laws and the terms of this Agreement.  This Agreement has been duly and validly executed and delivered by the Rollover Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Rollover Shareholder, enforceable against the Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(c)                                  Consents and Approvals; No Violations.  Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Rollover Shareholder for the execution, delivery and performance of this Agreement by the Rollover Shareholder or the consummation by the Rollover Shareholder of the transactions contemplated hereby; and (ii) neither the execution, delivery or performance of this Agreement by the Rollover Shareholder nor the consummation by the Rollover Shareholder of the transactions contemplated hereby, nor compliance by the Rollover Shareholder with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on the Rollover Shareholder or its properties or assets, (B) conflict with or violate any provision of the organizational documents of the Rollover Shareholder, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on property or assets of the Rollover Shareholder pursuant to any Contract to which the Rollover Shareholder is a party or by which the Rollover Shareholder or any property or asset of the Rollover Shareholder is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Rollover Shareholder or any of the Rollover Shareholder’s properties or assets.

(d)                                 No Litigation.  There is no action, suit, investigation, complaint or other proceeding pending against any the Rollover Shareholder or, to the knowledge of the Rollover Shareholder, any other Person or, to the knowledge of the Rollover Shareholder, threatened against any Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by the Rollover Shareholder of its obligations under this Agreement.

(e)                                  Reliance.  The Rollover Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Rollover Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Rollover Shareholder contained herein.

(f)                                   Receipt of Information.  The Rollover Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Shares.  The Rollover Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of the Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

7.                                      Representations and Warranties of Parent.  Parent represents and warrants to the Rollover Shareholder that:

(a)                                 Organization, Standing and Authority.  Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Rollover Shareholder (subject to the proviso in Section 12(o)), constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b)                                 Consents and Approvals; No Violations.  Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby; and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Parent or its properties or assets, (B) conflict with or violate any provision of the organizational documents of Parent, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.

(c)                                  Issuance of Parent Shares.  Parent has only one class of shares.  The Parent Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Encumbrances, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under any agreements entered into at the Contribution Closing by the Rollover Shareholder) when issued.

8.                                      Other Covenants and Agreements. Parent and the Rollover Shareholder hereto each agree to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to (i) convey, transfer to and vest in Parent, and to put Parent in possession of, all of the applicable Rollover Shares in accordance with the terms of this Agreement, and (ii) to consummate and make effective any other transactions contemplated by this Agreement, including providing information and using reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings.

9.                                      Disclosure.

(a)                                 The Rollover Shareholder, on the one hand, and Parent, on the other hand, shall not, and shall cause their respective Affiliates and Representatives not to, make any press release, public announcement or other public communication regarding the subject matter of this Agreement without the prior written consent of the other party, except to the extent that (i) a party may disclose to its Representatives as such party reasonably deems necessary to give effect to or enforce this Agreement but only on a confidential basis; (ii) if required by law or a court of competent jurisdiction, the SEC, the NASDAQ or another regulatory body or international stock exchange having jurisdiction over a party or pursuant to whose rules and regulations such disclosure is required to be made, including any required Schedule 13D filings and in connection therewith, the disclosure of this Agreement, but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other party and the other party has had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable; or (iii) if the information is publicly available other than through a breach of this Agreement by a party or its Representatives.

(b)                                 The Rollover Shareholder (i) consents to and authorizes the publication and disclosure by Parent or its Affiliates of the Rollover Shareholder’s identity and ownership of the Shares and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines in its good faith judgment is required to be disclosed by Law in any press release, any other disclosure document in connection with the Merger Agreement and any filings with or notices to any Governmental Authority in connection with the Merger Agreement (or the transactions contemplated thereby), but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the Rollover Shareholder and the Rollover Shareholder has had a reasonable opportunity to comment on the form and terms of disclosure, and (ii) agrees promptly to give to Parent or its Affiliates any information they may reasonably request concerning the Rollover Shareholder for the preparation of any such documents.

10.                               Termination.  This Agreement and the obligations of the Rollover Shareholder hereunder will terminate immediately upon the valid termination of the Merger Agreement in accordance with its terms; provided, that the provisions set forth in Section 9, this Section 10 and Section 12 shall survive the termination of this Agreement; provided, further, that the Rollover Shareholder shall continue to have liability for breaches of this Agreement prior to the termination of this Agreement.  If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Contribution Closing has already taken place, then Parent shall promptly return the Rollover Shares Documents to the Rollover Shareholder at its address set forth in Section 12(h) of this Agreement and take all such actions as are necessary to restore the Rollover Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Contribution Closing.

11.                               Voting of the Rollover Shares.  The Rollover Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until the earliest to occur of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms, at any meeting of the Company’s shareholders, however called, and at any adjournment thereof, or in any other circumstances where any vote, consent or other approval is taken in respect of the Merger Agreement, the Rollover Shareholder shall, and shall cause its Affiliates to:

(a)                                 in the case of a meeting, appear at such meeting or otherwise cause the Rollover Shares to be counted as present for purposes of calculating a quorum and ensure any vote at such meeting be a poll vote; and

(b)                                 vote or otherwise cause to be voted all of its Rollover Shares (A) in favor of the approval of the Merger Agreement and the transactions contemplated thereby and any related action reasonably required in furtherance thereof, (B) against any other Acquisition Proposal, (C) against any other action, agreement or transaction that would impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Rollover Shareholder of its obligations under this Agreement and (D) against any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Rollover Shareholder contained in this Agreement.

12.                               Miscellaneous.

(a)                                 Entire Agreement.  This Agreement (together with the Merger Agreement) constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

(b)                                 Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

(c)                                  Amendment; Modification and Waiver.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto and otherwise as expressly set forth herein.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

(d)                                 Survival of Representations and Warranties.  All representations and warranties of the Rollover Shareholder or Parent in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent or the Rollover Shareholder, and the issuance of the Parent Shares.

(e)                                  Interpretation.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  When reference is made to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise indicated.  References to sums of money are expressed in lawful currency of the U.S. and “$” refers to U.S. dollars.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.  For purposes of this Agreement, “beneficially owns”, “beneficial owner” or “beneficial ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

(f)                                   Statutory Provisions.  All references to statutes, statutory provisions, enactments, directives or regulations shall include references to any consolidation, reenactment, modification or replacement of the same, any statute, statutory provision, enactment, directive or regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time.

(g)                                  Recitals and Schedules.  References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes.  References in this Agreement to the parties are references respectively to the parties and their legal personal representatives, successors and permitted assigns.

(h)                                 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt after transmittal by facsimile or email (to such number or address specified below or another number or numbers or address or addresses as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (iii) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice).  All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(A)          If to Parent:

19/F Perfect World Plaza, Tower 306

86 Beiyuan Road, Chaoyang District

Beijing 100101

People’s Republic of China

Attention: Michael Yufeng Chi

with copies to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

47/F Park Place

1601 Nanjing Road West

Shanghai 200040

People’s Republic of China
Facsimile: +86 21 6109 7022
Attention: Jie Jeffrey Sun
Phone:   +86 21 6109 7103

E-mail:   Jeffrey.Sun@orrick.com

and

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105-2669

Facsimile:  (415) 773-5759

Attention: Richard V. Smith, Esq.
Phone:   (415) 773-5830

Email:  rsmith@orrick.com

(B)          If to the Rollover Shareholder:

19/F Perfect World Plaza, Tower 306

86 Beiyuan Road, Chaoyang District

Beijing 100101

People’s Republic of China

Attention: Michael Yufeng Chi

(i)            Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(j)            Remedies; Enforcement.  (i) The parties hereto agree that this Agreement shall be enforceable by all available remedies at law or in equity.

(ii)  The Rollover Shareholder further acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of the Rollover Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Parent or its Affiliates, Parent and its Affiliates will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof; provided, that such right of specific performance will be available to Parent only if Parent has performed in all material respects its obligations under this Agreement and the Merger Agreement, unless a failure to perform was primarily caused by the breach of the Rollover Shareholder under this Agreement.  The Rollover Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent or its Affiliates shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent or its Affiliates.  Notwithstanding anything contrary in the foregoing, under no circumstances will Parent be entitled to both the monetary damages under Section 12(j)(i) and the right of specific performance under this Section 12(j)(ii).

(k)           Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, provided, however, that the Company is an express third-party beneficiary of this Agreement. and shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties thereto, in addition to any other remedy at law or equity.

(l)            Governing Law; Jurisdiction; Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of the City of New York.  The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

(m)          Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions.  Each of the parties hereto (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 12(m).

(n)           Expenses.  Other than otherwise provided for in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(o)           Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile transmission or pdf), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(p)           No Presumption Against Drafting Party.  Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signature page follows]

IN WITNESS WHEREOF, Parent and the Rollover Shareholder have caused to be executed or executed this Agreement as of the date first written above.

PERFECT PEONY HOLDING COMPANY LIMITED

By:	/s/ Michael Yufeng Chi
Name:	Michael Yufeng Chi
Title:	Director

PERFECT HUMAN HOLDING COMPANY LIMITED

By:	/s/ Michael Yufeng Chi
Name:	Michael Yufeng Chi
Title:	Director

Schedule A

Rollover Shareholder Name	Rollover Shares	Parent Shares

Perfect Human Holding Co. Ltd.	40,959,425 ordinary shares (27,542,625 Class A Ordinary Shares and 13,416,800 Class B Ordinary Shares)	40,959,425 ordinary shares

Perfect Human Holding Company Limited has pledged up to 10,003,315 Class B ordinary shares to a third-party lender as collateral for certain loans received from the lender.